         World Headquarters

June 28, 2023

MaryAnn Peterson Kanary

Dear MaryAnn,

On behalf of Cooper-Standard, I am pleased to confirm our offer of employment to you as Senior Vice President, Chief Legal Officer and Secretary of Cooper-Standard Holdings Inc. and its main operating subsidiary, Cooper-Standard Automotive Inc. (collectively, the “Company") commencing on July 24, 2023, located in our Northville office and reporting to me. The following outlines the key terms of our offer, which is contingent upon final approval by the Compensation Committee of the Board of Directors:

Base Salary. Your base salary will be $425,000 per year, paid bi-weekly, less deductions and withholdings required by law. This position is exempt from overtime pay. The base salaries of executive officers of the Company are generally reviewed for possible adjustment in the first quarter of each year.

Annual Incentive Award. You will be eligible to participate in the company's Annual Incentive Plan ("AIP"). Your target AIP award will be 60% of your annual base salary and your participation for the 2023 AIP will be pro-rated based on your hire date.

The annual incentive is based on the achievement of performance goals established each year by the Compensation Committee of the Board of Directors.

Executive Severance Pay Plan. As an executive officer of the Company, you will be eligible for severance benefits in the event of the termination of your employment with the Company under certain circumstances under the Company's Executive Severance Pay Plan in accordance with the terms of the plan as in effect at the time of termination.

Long Term Incentive Awards (“LTIP”). You will also be eligible for LTIP under the Cooper-Standard Holdings Inc. 2021 Omnibus Incentive Plan (the "Omnibus Plan"). At the time of hire, you will receive your annual LTIP award with a target value of $425,000. This award will be based on the 2023 LTIP program as approved by the Compensation Committee in March 2023 and will be comprised of 40% time-based restricted stock units (RSUs), 40% financial performance share units (PSUs) and 20% TSR PSUs.

Similar to its review of the AIP, the Compensation Committee will be reviewing the basis upon which achievement and payout will be determined for the performance award component of future LTIP and also may consider allocating the aggregate LTIP award across performance units, restricted stock units or other vehicles as deemed appropriate by the Compensation Committee. Annual LTIP awards are typically granted in the first quarter and will be communicated to executive officers following approval by the Compensation Committee.

40300 Traditions Drive • Northville, MI 48168 • Phone: (248) 596-5900 • Fax: (248) 596-6550

         World Headquarters

Make-Whole Compensation. Subject to continued employment through the dates of payment outlined herein, the Company will provide you with two “make-whole” payments of $50,000 in Q3 of 2023 and $150,000 in Q1 of 2024 for a total of $200,000 less applicable taxes withholdings.

The first payment will be made no later than August 31, 2023 (at or around the time you would have received your LTIP vesting from ), and the second payment will be made no later than March 15, 2024 (at or around the time the restrictions on your August 2023 LTIP vesting from would have lapsed).

Payments will be made via payroll and are contingent upon remaining actively employed with the company through these payment dates. You will be required to reimburse these amounts to the Company should you terminate your employment on or before your 2nd hire date anniversary. A copy of the Make-Whole Compensation Agreement is enclosed for your review and signature.

Benefits. Coverage under the company's Health & Well-Being benefit program will commence upon the first day of the month following your hire date.

Eligibility to participate in the company's 401(k) Enhanced Investment Savings Plan will commence upon your date of hire. The plan provides a "base contribution" of 3% to 5% depending on your combined age plus years of service, regardless of whether or not you contribute your own money. In addition, the Plan provides a fixed Company match of 40 cents for each dollar you contribute up to 5% of your pay, for a total potential match equal to 2% of your pay.

The Plan also has an automatic enrollment feature and automatic annual increases in savings rates to help make saving for your retirement easier. Further details regarding the 401(k) plan, including information on the automatic enrollment and automatic increase processes, will be provided at the time of hire.

Beginning in 2024, you will also be eligible to participate in the Company's Supplemental Executive Retirement Plan ("SERP"). The SERP provides for an enhanced level of retirement benefits and compensates for the loss of benefits under the 401(k) plan resulting from certain limitations imposed by the Internal Revenue Code.

In all cases, eligibility and benefits provided are governed by the terms of the applicable plan documents and may be modified from time to time at the company's discretion and in accordance with the law.

Vacation. You will be eligible for 4 weeks of vacation prorated based on your date of hire for the year 2023. The time must be used prior to December 31, 2023. Any unused vacation is forfeited at the end of the calendar year, and no pay in lieu of time off will be paid. Your prorated vacation based on your date of hire for 2023 is 10 days.

Vehicle Program. You will be eligible to participate in the company's vehicle program which will be comprised of a monthly allowance of $1,000, less applicable tax withholdings, and reimbursement of business mileage at a specified rate.

Non-Competition, Nondisclosure and Patent Assignment Agreement. As a condition of your employment and prior to your commencement of work as an employee, you must sign the Company’s Non-competition,
Nondisclosure and Patent Assignment Agreement, a copy of which is being sent to you with this letter for your information and review.
40300 Traditions Drive • Northville, MI 48168 • Phone: (248) 596-5900 • Fax: (248) 596-6550

         World Headquarters

Fair Credit Reporting Act. The Company and its designated representative, Mintz, will conduct an investigative consumer report, as defined under the Fair Credit Reporting Act for consideration of employment. The scope of the investigative consumer report may include, but is not limited to, the following areas: verification of Social Security number; current and previous residences; employment history, education; criminal history, including records from any criminal justice agency in any or all federal, state or county jurisdictions; any other public records and drug screen analysis.

Miscellaneous. This offer is contingent upon a successful pre-employment screening and the presentation to the Human Resources Department of employment authorization and personal identification documents as required by the Immigration Reform and Control Act of 1986.

You understand and agree that, if you are employed by the Company, the employment relationship is “at-will,” which means that either the Company or you may terminate the employment relationship at any time with or without cause or notice. You further acknowledge that the compensation and benefit plans and practices of the Company are subject to modification and termination at the discretion of the Company at any time, to the extent permitted by applicable law, and nothing set forth herein constitutes an undertaking by the Company to continue any such plan or practice as it may apply to you.

The terms and conditions set forth in this letter shall be governed and construed in accordance with the laws of the State of Michigan.

MaryAnn, it is a pleasure to be able to extend this offer of employment to you. We are looking forward to you joining Cooper Standard. This offer shall remain valid through July 5, 2023.

Very truly yours,

Cooper-Standard Holdings Inc.
Cooper-Standard Automotive Inc.

/s/ Jeffrey S. Edwards
Jeffrey S. Edwards
Chairman and Chief Executive Officer

Enclosures:     Non-Competition, Nondisclosure & Patent Assignment Agreement
Make-Whole Compensation Agreement

Accepted:    /s/ MaryAnn Peterson Kanary
     MaryAnn Peterson Kanary

Date: June 30, 2023
40300 Traditions Drive • Northville, MI 48168 • Phone: (248) 596-5900 • Fax: (248) 596-6550

         World Headquarters

40300 Traditions Drive • Northville, MI 48168 • Phone: (248) 596-5900 • Fax: (248) 596-6550